Exhibit 4.2

INTUITIVE SURGICAL, INC.

2009 EMPLOYMENT COMMENCEMENT INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS OCTOBER 22, 2009

AMENDMENT ADOPTED BY THE BOARD OF DIRECTORS FEBRUARY 3, 2011

AMENDMENT ADOPTED BY THE BOARD OF DIRECTORS JULY 1, 2011

AMENDMENT ADOPTED BY THE BOARD OF DIRECTORS FEBRUARY 2, 2012

AMENDMENT ADOPTED BY THE BOARD OF DIRECTORS JULY 26, 2012

AMENDMENT ADOPTED BY THE BOARD OF DIRECTORS JANUARY 2, 2013

AMENDMENT ADOPTED BY THE BOARD OF DIRECTORS MAY 21, 2013

1.	PURPOSES.

(a) Eligible Recipients. Only Eligible Participants may receive Options under the Plan.

(b) General Purpose. The purpose of the Plan is to provide a means by which Eligible Participants may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Options, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.	DEFINITIONS.

(a) “Administrator” means the entity that conducts the general administration of the Plan as provided herein. The term “Administrator” shall refer to the Committee unless the Board has elected to exercise any of the rights and duties of the Committee under the Plan generally, as provided in Section 3 herein.

(b) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 3 herein.

(f) “Common Stock” means the common stock of the Company.

(g) “Company” means Intuitive Surgical, Inc., a Delaware corporation.

(h) “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to the Company or an Affiliate, (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities, and (c) the consultant or adviser is a natural person who has contracted directly with the Company or an Affiliate to render such services.

(i) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee or Consultant or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service to the Company or an Affiliate. For example, a change in status without interruption from an Employee of the Company to a Consultant of an Affiliate will not constitute an interruption of Continuous Service. Unless otherwise determined by the Board or chief executive officer of the Company, in that party’s sole discretion, any bona fide leave of absence authorized by the Company in accordance with established policies shall not be considered to constitute an interruption or termination of Continuous Service.

(j) “Director” means a member of the Board of Directors of the Company.

(k) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(l) “Eligible Participant” means any Employee who has not previously been an Employee or Director of the Company or an Affiliate, or following a bona fide period of non-employment by the Company or an Affiliate, if he or she is granted an Option in connection with his or her commencement of employment with the Company or an Affiliate and such grant is an inducement material to his or her entering into employment with the Company or an Affiliate. The Board may in its discretion adopt procedures from time to time to ensure that an Employee is eligible to participate in the Plan prior to the granting of any Options to such Employee under the Plan (including, without limitation, a requirement, if any, that each such Employee certify to the Company prior to the receipt of an Option under the Plan that he or she has not been previously employed by the Company or an Affiliates, or if previously employed, has had a bona fide period of non-employment, and that the grant of Options under the Plan is an inducement material to his or her agreement to enter into employment with the Company or an Affiliate).

(m) “Employee” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any (i) established stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the shares of Common Stock are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be determined in good faith by the Administrator.

(p) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder. Incentive Stock Options may not be granted under the Plan.

(q) “Independent Director” means a Director of the Company who is not an Employee and who qualifies as “independent” within the meaning of Nasdaq Stock Market Rule 5605(a)(2), if the Company’s securities are traded on the Nasdaq Global Market, or the requirements of any other established stock exchange on which the Company’s securities are traded, as such rules or requirements may be amended from time to time.

(r) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(s) “Option” means a Nonstatutory Stock Option granted pursuant to the Plan.

(t) “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing certain terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(u) “Participant” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(v) “Plan” means this Intuitive Surgical, Inc. 2009 Employment Commencement Incentive Plan.

(w) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(x) “Securities Act” means the Securities Act of 1933, as amended.

3.	ADMINISTRATION.

(a) Administration by Committee. The Plan will be administered by a Committee of two or more Independent Directors, and the term “Administrator” will apply to any person or persons to whom such authority has been delegated. As of the Effective Date, the Plan will be administered by the Compensation Committee of the Board. The Board may at any time re-vest in the Board the administration of the Plan and thereafter for purposes of the Plan the term “Administrator” as used in this Plan will be deemed to refer to the Board; provided, however, that any action taken by the Board in connection with the administration of the Plan shall not be deemed approved by the Board unless such action is approved by a majority of the Independent Directors. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act, Options under the Plan may be made by the entire Board (provided, however, that any action taken by the Board in connection with the administration of the Plan shall not be deemed approved by the Board unless such action is approved by a majority of the Independent Directors) or a Committee meeting the requirements set forth above and such other requirements as may be established from time to time by the Securities and Exchange Commission for Options intended to qualify for exemption under Rule 16b-3 promulgated under the Exchange Act.

(b) Powers of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Options; when and how each Option shall be granted; the provisions of each Option granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to an Option; and the number of shares of Common Stock with respect to which an Option shall be granted to each such person.

(ii) To adopt procedures from time to time in the Administrator’s discretion to ensure that a person is eligible to participate in the Plan prior to the granting of any Options to such person under the Plan (including, without limitation, a requirement, if any, that each such person certify to the Company prior to the receipt of an Option under the Plan that he or she has not been previously employed by the Company or an Affiliate, or if previously employed, has had a bona fide period of non-employment, and that the grant of Options under the Plan is an inducement material to his or her agreement to enter into employment with the Company or an Affiliate).

(iii) To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company, which are not in conflict with the provisions of the Plan.

(c) Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

(d) Compensation; Professional Assistance; Good Faith Actions. Members of the Committee shall receive such compensation, if any, for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Options, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

4.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. The shares of stock subject to Options shall be Common Stock, subject to adjustment as provided in Section 10. Subject to adjustment as provided in Section 10, the aggregate number of such shares which may be issued with respect to Options granted under the Plan shall not exceed 1,155,000.

(b) Reversion of Shares to the Share Reserve. If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Option shall revert to and again become available for issuance under the Plan.

(c) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.	ELIGIBILITY.

Options may be granted only to Eligible Participants. All Options granted under the Plan shall be Nonstatutory Stock Options.

6.	OPTION PROVISIONS.

The Administrator may grant Options, the terms of which Options shall be set forth in an appropriate Option Agreement. Each Option shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Option Exercise Price and Option Term. The exercise price of each Option shall be not less than the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. The term of an Option granted to an Eligible Participant shall be set by the Administrator in its discretion, but in no event shall the term of an Option exceed ten years from the date the Option is granted.

(b) Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either: (i) in cash at the time the Option is exercised, or (ii) at the discretion of the Administrator (A) by delivery to the Company of other Common Stock, (B) according to a deferred payment or other similar arrangement with the Participant or (C) in any other form of legal consideration that may be acceptable to the Administrator. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than the period of time required to avoid a charge to earnings for financial accounting purposes. At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

(c) Deferred Payment. In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

(d) Transferability of Options. An Option shall be transferable to the extent provided in the Option Agreement. If the Option does not provide for transferability, then the Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option.

(e) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Administrator may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Limitations on Exercise of Options Granted. Unless otherwise provided by the Administrator in the Option Agreement, no Option granted to an Eligible Participant may be exercised to any extent by anyone after the first to occur of the following events:

(i) The expiration of 18 months from the date of the Participant’s death;

(ii) The expiration of 12 months from the date of the Participant’s termination of Continuous Service by reason of his or her Disability;

(iii) The expiration of three months from the date of the Participant’s termination of Continuous Service for any reason other than such Participant’s termination by the Company or an Affiliate for “Cause” (as defined in the Participant’s employment or consulting agreement with the Company in effect on the grant date of the Option, or, if the Participant does not have an employment or consulting agreement with the Company or the Participant’s employment or consulting agreement does not include a definition of “Cause”, as defined in the Option Agreement), death or Disability, unless the Participant dies within said three-month period;

(iv) The Participant’s termination by the Company or an Affiliate for “Cause” (as defined in the Participant’s employment or consulting agreement with the Company in effect on the grant date of the Option, or, if the Participant does not have an employment or consulting agreement with the Company or the Participant’s employment or consulting agreement does not include a definition of “Cause”, as defined in the Option Agreement);

(v) The expiration of the term of the Option, as set forth in the Option Agreement; or

(vi) Ten years from the date the Option was granted.

(g) Conditions to Issuance of Stock Certificates. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

(i) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(ii) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(iii) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(iv) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience; and

(v) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax, which in the discretion of the Administrator may be in the form of consideration used by the Participant to pay for such shares under Section 6(b), subject to Section 9(e).

(h) Extension of Termination Date. A Participant’s Option Agreement may also provide that if the exercise of the Option following the termination of the Participant’s Continuous Service (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of:

(i) the expiration of the term of the Option set forth in subsection (a);

(ii) ten years from the date the Option was granted; or

(iii) the expiration of a period of three months after the termination of the Participant’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(i) Additional Limitations on Exercise of Options. Participants may be required to comply with any timing or other restrictions with respect to the settlement or exercise of an Option, including a window-period limitation, as may be imposed in the discretion of the Administrator.

7.	COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Options, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Options.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Options and to issue and sell shares of Common Stock upon exercise or vesting of the Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Option or any Common Stock issued or issuable pursuant to any such Option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Options unless and until such authority is obtained.

8.	USE OF PROCEEDS FROM STOCK

Proceeds from the sale of Common Stock pursuant to Options shall constitute general funds of the Company.

9.	MISCELLANEOUS.

(a) Acceleration of Exercisability and Vesting. The Administrator shall have the power to accelerate the time at which an Option may first vest and/or be exercised in accordance with the Plan, notwithstanding the provisions in the Option stating the time at which it may first be exercised or the time during which it will vest.

(b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Option unless and until such Participant has satisfied all requirements for exercise of the Option pursuant to its terms.

(c) No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Option was granted or shall affect the right of the Company or an Affiliate to terminate: (i) the employment of an Employee with or without notice and with or without cause; or (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate.

(d) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Option: (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Option for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if: (A) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Option has been registered under a then currently effective registration statement under the Securities Act; or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(e) Withholding Obligations. To the extent provided by the terms of an Option Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Option by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Option, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

10.	ADJUSTMENTS UPON CHANGES IN STOCK.

(a) Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to any Option, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the outstanding Options will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Options. The Administrator shall make such adjustments, and its determination shall be final, binding and conclusive. The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Options shall terminate immediately prior to such event.

(c) Asset Sale, Merger, Consolidation or Reverse Merger. In the event of: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (collectively, a “change in control”), then any surviving corporation or acquiring corporation shall assume any Options outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the change in control for those outstanding under the Plan). In the event any surviving corporation or acquiring corporation refuses to assume such Options or to substitute similar stock awards for those outstanding under the Plan, then with respect to Options held by Participants whose Continuous Service has not terminated, the vesting of such Options (and, if applicable, the time during which such Options may be exercised) shall be accelerated in full, and the Options shall terminate if not exercised (if applicable) at or prior to the change in control. With respect to any other Options outstanding under the Plan, such Options shall terminate if not exercised (if applicable) prior to the change in control.

11.	AMENDMENT OF THE PLAN AND OPTIONS.

(a) Amendment of Plan. Except as otherwise provided in this Section 11(a), the Plan may be wholly or partially amended or otherwise modified at any time or from time to time by the Board. No amendment, suspension or termination of the Plan shall, without the consent of the Participant, alter or impair any rights or obligations under any Option theretofore granted or awarded, unless the Option itself otherwise expressly so provides.

(b) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Eligible Participants with the maximum benefits provided or to be provided under the provisions of the Code.

(c) No Impairment of Rights. Rights under any Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless: (i) the Company requests the consent of the Participant; and (ii) the Participant consents in writing.

(d) Amendment of Options. The Board at any time, and from time to time, may amend the terms of any one or more Options; provided, however, that the rights under any Option shall not be impaired by any such amendment unless: (i) the Company requests the consent of the Participant; and (ii) the Participant consents in writing. Notwithstanding the foregoing, the Board shall not, without the approval of the stockholders of the Company, authorize the amendment of any outstanding Option to reduce its exercise price. Furthermore, no Option shall be canceled and replaced with grants having a lower exercise price without the further approval of stockholders of the Company.

12.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board. No Option may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Option granted while the Plan is in effect except with the written consent of the Participant.

13.	EFFECTIVE DATE OF PLAN

The Plan shall become effective upon its adoption by the Board.

14.	CHOICE OF LAW/INTERPRETATION.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

15.	STOCKHOLDER APPROVAL NOT REQUIRED.

It is expressly intended that approval of the Company’s stockholders not be required as a condition of the effectiveness of the Plan, and the Plan’s provisions shall be interpreted in a manner consistent with such intent for all purposes. Specifically, Rule 5635(c) promulgated by The Nasdaq Stock Market generally requires stockholder approval for stock option plans or other equity compensation arrangements adopted by companies whose securities are listed on the Nasdaq Global Market pursuant to which stock awards or stock may be acquired by officers, directors, employees or consultants of such companies. Nasdaq Stock Market Rule 5635(c)(4) provides an exception to this requirement for issuances of securities to a person not previously an employee or director of the issuer, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the issuer, provided such issuances are approved by either the issuer’s independent compensation committee or a majority of the issuer’s independent directors. Notwithstanding anything to the contrary herein, Options under the Plan may only be made to Employees who have not previously been an Employee or member of the Board of the Company or an Employee or director of an Affiliate, or following a bona fide period of non-employment by the Company or an Affiliate, as an inducement material to the Employee’s entering into employment with the Company or an Affiliate. Options under the Plan will be approved as set forth herein by: (i) the Committee, provided it is comprised solely of two or more Independent Directors, or (ii) a majority of the Company’s Independent Directors. Accordingly, pursuant to Nasdaq Stock Market Rule 5635(c)(4), the issuance of Options and the shares of Common Stock issuable upon exercise or vesting of such Options pursuant to this Plan are not subject to the approval of the Company’s stockholders.

16.	SECTION 409A.

To the extent that the Administrator determines that any Option granted under the Plan is subject to Section 409A of the Code, the Option Agreement evidencing such Option shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Option Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that following the adoption of the Plan the Administrator determines that any Option may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the adoption of the Plan), the Administrator may adopt such amendments to the Plan and the applicable Option Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to: (a) exempt the Option from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Option; or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

17.	UNFUNDED STATUS OF AWARDS.

The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Option, nothing contained in the Plan or any Option Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.

18.	PARTICIPANTS IN FOREIGN COUNTRIES.

The Board shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or any Affiliate may operate to assure the viability of Options granted under the Plan in such countries and to meet the objectives of the Plan.